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                                                                    EXHIBIT 99.1


                      PRESS RELEASE--FOR IMMEDIATE RELEASE

         Columbia, South Carolina, May 7, 2001 - CMI Industries, Inc. announced today that in response to the involuntary petition reportedly filed against the Company under the Bankruptcy Code late last week by certain holders of the Company's 9 1/2% Senior Subordinated Notes due 2003, the Company intends to continue to trade and operate in the ordinary course and to work to achieve its strategic objectives; and the Company is implementing a plan to do so.

         Under the bankruptcy laws, CMI has full authority to continue to operate its business and to carry out its other business plans without court supervision unless and until a court hearing is resolved adverse to the Company. No such hearing is now scheduled, and the Company will be able to respond beforehand. CMI intends to vigorously seek the dismissal of this unwarranted lawsuit if it is not first dismissed by the petitioning bondholders. Representatives of the petitioning bondholders are currently discussing with the Company the basis for dismissing the petition and a cooperative approach to restructuring the Company's debt structure outside of the bankruptcy context. In the meantime, all trade vendors are current and are being paid in the normal course of business. In addition, the Company is joining its senior secured bank lender to file an emergency motion to secure an order from the Delaware court that the Company may continue to utilize the borrowing capacity that, but for the bondholder's action, the Company would enjoy under its existing senior secured bank facility. At present, that borrowing capacity under the existing senior secured bank facility would allow additional borrowings of at least $12 million.

         CMI Industries, Inc., and its subsidiaries manufacture textile products that serve a variety of markets, including the home furnishings, woven apparel, elasticized knit apparel and industrial/medical markets. Headquartered in Columbia, South Carolina, the Company operates manufacturing facilities in Clarkesville, Georgia; Clinton, South Carolina; Greensboro, North Carolina; and Stuart, Virginia. The Company had net sales from continuing operations of $194.7 million in 2000.

         This press release contains statements that are forward-looking statements within the meaning of applicable federal securities laws and are based upon the Company's current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, among other things, global economic activity, the success of the Company's overall business strategy, the Company's relationships with its principal customers and suppliers, the demand for textile products, the cost and availability of raw materials and labor, the level of the Company's indebtedness and the exposure to interest rate fluctuations, governmental legislation and regulatory changes, and the long-term implications of regional trade blocs and the effect of quota phase-out and lowering of tariffs under the WTO trade regime, restrictions on the Company's business and operations imposed by the Company's lenders and the court processes, and the Company's ability to operate under current industry conditions.

         For further information, contact James. A. Ovenden, Executive Vice President and Chief Financial Officer at 803-771-4434.